Filed Pursuant to Rule 433
    Registration No. 333-139291
    February 9, 2007

BIOMIMETIC THERAPEUTICS, INC.
 FREE WRITING PROSPECTUS
2,829,000 SHARES OF COMMON STOCK

Issuer:	BioMimetic Therapeutics, Inc.

Security:	2,829,000 shares of common stock, including 2,123,575 shares of common stock offered by us and 705,425 shares of common stock offered by selling stockholders. This represents an increase from 1,800,000 shares of common stock offered by us and 610,000 shares of common stock offered by selling stockholders indicated in the preliminary prospectus dated February 2, 2007 relating to these securities, or the preliminary prospectus.

Over-Allotment Option:	We and a selling stockholder have granted the underwriters the right to purchase up to 424,350 shares of common stock, including up to 393,536 shares of common stock by us and up to 30,814 shares of common stock by a selling stockholder. This represents an increase from up to 361,500 shares of common stock indicated in the preliminary prospectus, including an increase from up to 270,000 shares of common stock offered by us indicated in the preliminary prospectus and a decrease from up to 91,500 shares of common stock by selling stockholders indicated in the preliminary prospectus.

Public Offering Price:	$17.15 per share.

Gross Proceeds to Us (without including the over-allotment option):	$36,419,311

Net Proceeds to Us After Deducting Underwriting Discounts and Commissions and Expenses (without including the over-allotment option):	$33,724,714

Gross Proceeds to Selling Stockholders (without including the over-allotment option):	$12,098,039

Net Proceeds to Selling Stockholders After Deducting Underwriting Discounts and Commissions (without including the over-allotment option):	$11,315,017

Selling Concession:	Not to exceed $0.67 per share

Reallowance to Other Dealers:	Not to exceed $0.10 per share

Trade Date:	February 9, 2007.

Settlement Date:	February 14, 2007.

Underwriting Discounts and Commissions:	$1.11 per share

Selected Balance Sheet Information:	The pro forma selected balance sheet data gives effect to our sale of shares of common stock in this offering at the offering price of $17.15 per share, after deducting underwriting discounts and commissions and estimated offering expenses of payable by us.

	Pro forma as of September 30, 2006	As of September 30, 2006
	(unaudited)
Balance Sheet Information:
Cash and cash equivalents	$87,490	$53,765
Total assets	105,520	71,795
Long-term capital lease obligations	31	31
Total liabilities	21,878	21,878
Redeemable, convertible preferred stock	—	—
Accumulated deficit	(34,485)	(34,485)
Total stockholders’ equity (deficit)	83,642	49,917

Capitalization:	The following table sets forth our capitalization as of September 30, 2006 and as adjusted to give effect to the issuance of 2,123,575 shares of our common stock being offered hereby (at the offering price of $17.15 per share, after deducting underwriting discounts and commissions and estimated offering expenses of payable by us). You should read this table together with our financial statements and the related notes appearing at the end of the prospectus and the ‘‘Management’s Discussion and Analysis of Financial Condition and Results of Operations’’ section of the prospectus.

	As of September 30, 2006
	Actual	As Adjusted
	(in thousands, except share and per share information)
Stockholders’ equity:
Common stock, $0.001 par value; 37,500,000 shares authorized; 15,633,111 shares issued and outstanding actual and 17,756,686 shares issued and outstanding after the consummation of the offering	$16	$18
Additional paid-in capital	84,386	118,109
Accumulated deficit	(34,485)	(34,485)
Total stockholders’ equity	49,917	83,642
Total capitalization	$49,917	$83,642

The above share data excludes the following:

•	1,503,902 shares of common stock issuable upon the exercise of stock options outstanding as of September 30, 2006 at a weighted average exercise price of $3.33 per share; and

•	2,020,050 shares of common stock that will be reserved for future issuance under our stock plans as of September 30, 2006.

Selling Stockholders:	The following table amends the information set forth under the caption ‘‘Principal and Selling Stockholders’’ in the preliminary prospectus. The table sets forth information with respect to the beneficial ownership of our common stock as of January 12, 2007 by each of our directors; each of our executive officers; each person, or group of affiliated persons, who is known by us to beneficially own more than 5% of our common stock; all of our directors and executive officers as a group; and each of our selling stockholders participating in this offering. The column entitled ‘‘Number of shares beneficially owned’’ gives effect to the issuance of 2,123,575 shares of our common stock being offered hereby, and does not give effect to any shares of common stock that may be acquired by such person in this offering. The column entitled ‘‘Percentage of shares beneficially owned’’ is based on 15,649,362 shares of common stock to be outstanding on January 12, 2007, assuming no exercise of outstanding options but not giving effect to shares that may be acquired by such person in this offering. Except as set forth below, the street address of the beneficial owner is c/o BioMimetic Therapeutics, Inc., 389-A Nichol Mill Lane, Franklin, Tennessee 37067.

Name and address of beneficial owner	Before the Offering			After the Offering
	Number of shares beneficially owned	Percentage of shares beneficially owned	Number of Shares Offered(1)	Number of shares beneficially owned	Percentage of shares beneficially owned
Five percent stockholders:
Novo A/S, Denmark(2) Krogshoejvej 41, DK-2880 Bagsvaerd, Denmark	2,036,196	13.0%	—	2,036,196	11.5%
ClearBridge Advisors, LLC(3) 399 Park Avenue, New York, NY 10022	1,841,600	11.8%	—	1,841,600	10.4%
Holden Capital, LLC(4) 6300 Syracuse Way, Suite 484 Englewood, CO 80111	1,475,022	9.4%	—	1,475,022	8.3%
InterWest Management Partners VIII, LLC(5) 2710 Sand Hill Road, Second Floor, Menlo Park, CA 94025	889,076	5.7%	—	889,076	5.0%
Directors and executive officers:
Samuel E. Lynch, D.M.D., D.M.Sc.(6)	1,486,625	9.5%	205,425	1,281,200	7.3%
Larry Bullock(7)	111,927	*	—	111,927	*
Charles E. Hart, Ph.D.(8)	75,000	*	—	75,000	*
Steven N. Hirsch(9)	41,766	*	—	41,766	*
Earl Douglas(10)	26,664	*	—	26,664	*
Mark Citron(11)	105,304	*	—	105,304	*
James A. Monsor(12)	68,625	*	—	68,825	*
Thomas Dyrberg, M.D., D.M.Sc.(13)	2,036,196	13.0%	—	2,036,196	11.5%
Chris Ehrlich(14)	890,326	5.7%	—	890,326	5.0%
Gary Friedlaender, M.D.(15)	27,750	*	—	27,750	*
James G. Murphy(16)	5,430	*	—	5,430	*
Larry W. Papasan(17)	13,091	*	—	13,091	*
Douglas Watson(18)	57,285	*	—	57,285	*
All directors and executive officers as a group (13 persons)	—	30.5%	—	—	25.9%
Selling stockholders:
The Searle Freedom Trust (19)
1150 Seventeenth Street, NW, Washington, D.C. 20036	350,000	2.2%	350,000	—	—
Sally B. Searle (20)	450,283	2.9%	150,000	300,283	1.7%

*	Less than 1%.

(1)	Assumes that the underwriters do not exercise their over-allotment option. In the event that the over-allotment option is exercised, the selling stockholders will sell additional shares of common stock to cover over-allotments as set forth in the footnotes below.

(2)	Novo A/S is a Danish private limited liability company wholly owned by the Novo Nordisk Foundation. Novo Nordisk Foundation is the beneficial owner of shares held by Novo A/S. The Board of Directors of Novo A/S has sole voting and investment control over the shares owned by Novo A/S. The Board of Directors of Novo A/S is comprised of Ulf J. Johansson, Jorgen Boe, Goran Ando and Hans Werdelin, none of whom has individual voting or investment power with respect to such shares and each disclaims beneficial ownership of the shares held by Novo A/S.

(3)	Based upon a Schedule 13G filed by ClearBridge Advisors, LLC and Smith Barney Fund Management LLC with the Securities and Exchange Commission on February 8, 2007, and information received from ClearBridge Advisers, LLC. Includes 1,808,900 shares owned by ClearBridge Advisors, LLC, and 32,700 shares owned by Smith Barney Fund Management LLC. According to information furnished by ClearBridge Advisors, LLC, these securities are owned by various individual and institutional investors, for which ClearBridge Advisors, LLC serves as investment adviser. For purposes of the reporting requirements of the Securities Exchange Act of 1934, ClearBridge Advisors, LLC is deemed to be a beneficial owner of such securities.

(4)	Includes 365,623 shares owned by Holden Ventures IIIC, L.P., 632,176 shares owned by Holden Ventures IIID, L.P. and 477,223 shares owned by Holden Ventures IIIW, L.P. Holden Capital, LLC is the general partner of each of the foregoing entities. Michael Block is a general partner of Holden Capital, LLC and has voting and/or dispositive power over the shares held by Holden Ventures IIIC, L.P., Holden Ventures IIID, L.P. and Holden Ventures IIIW, L.P. Mr. Block disclaims beneficial ownership of the shares held by the entities except to the extent of any pecuniary interest therein. On January 31, 2007, Holden Ventures IIID, L.P. and Holden Ventures IIIW, L.P. distributed all of the shares of our common stock owned by each of them to their limited and general partners.

(5)	Includes 857,692 shares owned by InterWest Partners VIII, L.P., 6,846 shares owned by InterWest Investors VIII, L.P., and 24,538 shares owned by InterWest Investors Q VIII L.P. InterWest Management Partners VIII, LLC is the General Partner of each of the foregoing entities. The Managing Directors (Stephen C. Bowsher, Harvey B. Cash, Philip T. Gianos, W. Scott Hedrick, W. Stephen Holmes, Gilbert H. Kliman, Arnold L. Oronsky, Thomas L. Rosch and Michael B. Sweeney) and Venture Members (John C. Adler, Chris Ehrlich and H. Ronald Nash) of InterWest Management Partners VIII, LLC have shared voting and investment control over the shares owned by each of the foregoing entities. Each of the Managing Directors and Venture Members disclaims beneficial ownership of the shares held by the entities except to the extent of any pecuniary interest therein.

(6)	Includes options to purchase 64,125 shares of common stock. The number of shares offered does not include up to 30,814 shares that Dr. Lynch has agreed to sell to cover over-allotments. The sale of Dr. Lynch’s shares is anticipated to be sufficient to cover certain tax liabilities that resulted from option exercises and payments from Harvard in respect of existing license agreements.

(7)	Includes options to purchase 99,375 shares of common stock.

(8)	Includes options to purchase 75,000 shares of common stock.

(9)	Includes options to purchase 41,295 shares of common stock.

(10)	Includes options to purchase 26,250 shares of common stock.

(11)	Includes options to purchase 105,000 shares of common stock.

(12)	Includes options to purchase 68,625 shares of common stock.

(13)	Includes 2,036,196 shares owned by Novo A/S. Dr. Dyrberg is a partner of Novo A/S. Dr. Dyrberg disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein arising as a result of his engagement with Novo A/S.

(14)	Includes 889,076 shares beneficially owned by InterWest Management Partners VIII, LLC and 1,250 shares owned directly by Mr. Ehrlich. See Note 2. Mr. Ehrlich is a Venture member of InterWest Management Partners VIII, LLC and he disclaims beneficial ownership of such shares except to the extent of any pecuniary interest therein.

(15)	Includes options to purchase 27,750 shares of common stock.

(16)	Includes options to purchase 2,430 shares of common stock.

(17)	Includes options to purchase 2,430 shares of common stock.

(18)	Includes options to purchase 30,285 shares of common stock.

(19)	D. C. Searle, the sole acting trustee of The Searle Freedom Trust, received 599,366 shares from members of Holden Ventures IIID, L.P. affiliated with him on or about January 31, 2007 in connection with the distribution described in footnote 4, and subsequently transferred 350,000 shares to The Searle Freedom Trust.

(20)	Sally B. Searle received these shares from members of Holden Ventures IIIW, L.P. affiliated with her on or about January 31, 2007 in connection with the distribution described in footnote 4.

Underwriters:	Deutsche Bank Securities Inc. Pacific Growth Equities, LLC First Albany Capital Inc. A.G. Edwards & Sons, Inc.

CUSIP:	09064X 10 1

The issuer has filed a registration statement (including a prospectus) with the Securities and Exchange Commission for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the Securities and Exchange Commission for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the Securities and Exchange Commission Web site at www.sec.gov. Alternatively, the issuer or any underwriter participating in the offering will arrange to send you the prospectus if you request it by calling Deutsche Bank Securities Inc. toll free at 1-800-503-4611.